EXHIBIT 5




                                January 28, 2000



Applebee's International, Inc.
4551 West 107th Street
Overland Park, Kansas  66207


Gentlemen:

I refer to the Registration Statement of Applebee's International, Inc. (the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 1,933,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), to be issued upon the exercise of options currently outstanding and to be granted in the future under the Applebee's International, Inc. 1995 Equity Incentive Plan and the 1999 Employee Incentive Plan (the "Plans").

I am familiar with the proceedings to date with respect to such proposed issuance and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based upon the foregoing, it is my opinion that the 1,933,000 shares of Common Stock to be issued under the Plans have been duly authorized, and, when purchased in accordance with the Plans, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                Very truly yours,



                                Robert T. Steinkamp
                                Vice President/General Counsel